Exhibit 99.01

Press Release

NortonLifeLock Appoints Natalie Derse As New Chief Financial Officer

TEMPE, Ariz. – July 8, 2020 – NortonLifeLock (NASDAQ: NLOK), the global leader in consumer Cyber Safety, today announced the appointment of Natalie Derse as its Chief Financial Officer, effective immediately.

Ms. Derse brings more than 20 years of financial management experience and a deep knowledge of consumer business operations to NortonLifeLock. Ms. Derse joins NortonLifeLock from eBay, Inc., a global commerce marketplace, where from July 2011 through July 2020, she served in numerous financial capacities, most recently as its Vice President and Chief Financial Officer, Global Product, Platform, Payments, Risk and Trust. Prior to joining eBay, Ms. Derse served in a variety of capacities at Stanley Black & Decker, Inc., a manufacturer of hand and power tools, from February 2008 through July 2011. Before that, Ms. Derse spent over ten years in numerous financial roles with General Electric Company, a global digital industrial company.

"I couldn't be more thrilled to welcome Natalie to NortonLifeLock where she will undoubtedly make immediate and lasting contributions as we continue to focus on product, technology and marketing investments that deliver sustainable long-term growth," said Vincent Pilette, CEO of NortonLifeLock. "In addition to her financial expertise, I am particularly excited about Natalie’s focus on putting the customer-first and her knowledge of brand, marketing, and customer acquisition and retention. She will contribute to our positive momentum and drive to achieve even greater operating efficiency."

"I can't imagine a more exciting time to join NortonLifeLock,” Derse said. "NortonLifeLock is the leading consumer Cyber Safety company and its mission to protect everyone’s digital life is a critical one. I'm delighted to be a part of NortonLifeLock’s continued commitment to growing our base of customers protected by Norton 360."

Ms. Derse will lead NortonLifeLock’s global finance organization and will succeed Matthew Brown, who has served as NortonLifeLock’s interim CFO through the transition towards a pure play consumer company. Mr. Brown will return to his Chief Accounting Officer role.

"I would like to thank Matt for his excellent leadership of the finance organization. He has been vital to NortonLifeLock’s transition over the last year," said Pilette. "I am grateful for all he has done to finish the separation and position the company for continued sustainable and profitable growth.”

About NortonLifeLock

NortonLifeLock Inc. (NASDAQ: NLOK) is a global leader in consumer Cyber Safety. NortonLifeLock is dedicated to helping secure the devices, identities, online privacy, and home and family needs of nearly 50 million consumers, providing them with a trusted ally in a complex digital world. For more information, please visit www.NortonLifeLock.com.

MEDIA CONTACT:
Spring Harris
NortonLifeLock Inc.
press@nortonlifelock.com

INVESTOR CONTACT
Soohwan Kim, CFA
NortonLifeLock Inc.
ir@nortonlifelock.com